Exhibit 10.5

TABLE OF CONTENTS

Part I.	Employment Agreement

Part II.	Amendment to Employment Agreement

PART I

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is dated as of January 1,1998, by and between COMMERCIAL NET LEASE REALTY, INC., a Maryland corporation (hereinafter referred to as the “Company”), and Kevin B. Habicht (hereinafter referred to as the “Executive”).

          WHEREAS, the Agreement and Plan of Merger, dated as of May 15, 1997, between CNL REALTY ADVISORS, INC., a Florida corporation (“CNL Advisors”), and the Company contemplates that the Company enter into an employment agreement with the Executive;

          WHEREAS, the Company wishes to offer employment to the Executive, and the Executive wishes to accept such offer, on the terms set forth below;

          Accordingly, the parties hereto agree as follows:

          1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment for an initial term commencing as of the date hereof and ending on December 31, 2000, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”). The Term shall be subject to automatic one-year renewals unless either party hereto notifies the other, in accordance with Section 7.5, of non-renewal at least 90-days prior to the end of any such Term.

          2. Duties. The Executive, in his capacity as Executive Vice President shall faithfully perform for the Company the duties of said office including, without limitation, acting as chief financial officer and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board of Directors of the Company (the “Board”), the Chief Executive Officer or the President of the Company (including the performance of services for, and serving on the Board of Directors of, any subsidiary of the Company without any additional compensation). The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities and any other activities approved by the Board, so long as such activities do not interfere with the Executive’s duties for the Company.

          3. Compensation

               3.1. Salary. The Company shall pay the Executive during the Term a salary at the rate of $150,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives generally. Annual Salary will increase annually on January 1 of each year by an amount as may be approved by the Board, with such increase to be effective on the date salary increases are effective for employees of the Company generally and, upon such increase, the increased amount shall thereafter be deemed to be the Annual Salary.

               3.2. Bonus. The Executive will be eligible to participate in the Company’s Annual Bonus Program (the “Bonus Plan”), the terms of which will be established by the Executive Compensation Committee of the Company. Until such time as the Company adopts a formal bonus program, the Executive will be entitled to a bonus of up to 50% of Annual Salary.

               3.3. Benefits — In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

               3.4. Vacation. The Executive shall be entitled to vacation of 20 days per year.

               3.5. Automobile. The Company will provide the Executive a monthly allowance of $500 for the use of an automobile. At the option of the Company, in lieu of providing such allowance, the Company will provide the Executive with an automobile of suitable standard to the Executive’s position.

               3.6. Disability Benefits and Life Insurance. The Executive shall be entitled to long-term disability coverage providing benefits (to continue for such period as is provided in the applicable disability plan or program, as amended from time to time) equal to two-thirds of Annual Salary in the case of a covered disability and life insurance benefits with a face amount equal to Annual Salary.

               3.7. Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement; provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company generally.

               4. Termination upon Death or Disability. If the Executive dies during the Term, the obligations of the Company to or with respect to the Executive shall terminate in their entirety except as otherwise provided under this Section 4. If the Executive becomes eligible for disability benefits under the Company’s long-term disability plans and arrangements (or, if none apply, would have been so eligible under the most recent plan or arrangement), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive; provided that the Company will have no right to terminate the Executive’s employment if, in the opinion of a qualified physician reasonably acceptable to the Company, it is reasonably certain that the Executive will be able to resume the Executive’s duties on a regular full-time basis within 90 days of the date the Executive receives notice of such termination. Upon death or other termination of employment by virtue of disability, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than Annual Salary and other benefits (but excluding any bonuses except as provided in the Bonus Plan or in clause (ii) below) earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); (ii) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to a cash payment equal to the Executive’s Annual Salary (as in effect on the effective date of such termination) payable no later than 30 days after such termination; and (iii) this Agreement shall otherwise terminate upon such death or other termination of employment and there shall be no further rights with respect to the Executive hereunder (except as provided in Section 7.14).

          5. Certain Terminations of Employment.

               5.1. Termination for Cause; Termination of Employment by the Executive Without Good Reason.

                    (a) For purposes of this Agreement, “Cause” shall mean:

                    (i) the Executive’s (A) conviction for (or pleading nolo contendere to) any felony, or a misdemeanor involving moral turpitude, or (B) indictment for any felony or misdemeanor involving moral turpitude, if such indictment is not discharged or otherwise resolved within 18 months;

                    (ii) the Executive’s commission of an act of fraud, theft or dishonesty related to the performance of the Executive’s duties hereunder;

                    (iii) the willful and continuing failure or habitual neglect by the Executive to perform the Executive’s duties hereunder;

                    (iv) any material violation by the Executive of the covenants contained in Section 6; or

                    (v) the Executive’s willful and continuing material breach of this Agreement.

Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Cause under clause (iii) or (v) above, the Executive shall have 30 days from the date such notice is given to cure such event or condition and, if the Executive does so, such event or condition shall not constitute Cause hereunder.

               (b) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive:

                    (i) the material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company and its subsidiaries;

                    (ii) a reduction in Annual Salary of the Executive;

                    (iii) the failure by the Company to obtain an agreement in form and substance reasonably satisfactory to the Executive from any successor to the business of the Company to assume and agree to perform this Agreement; or

                    (iv) the Company’s material and willful breach of this Agreement.

Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Good Reason under clause (i), (ii) or (iv) above, the Company shall have 30 days from the date on which the Executive gives the notice thereof to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

          (c) The Company may terminate the Executive’s employment hereunder for Cause. If the Company terminates the Executive for Cause, (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than Annual Salary and other benefits (but excluding any bonuses except as provided in the Bonus Plan) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the effective date of the termination of employment); and (ii) this Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights hereunder (except as provided in Section 7.14).

          (d) The Executive may terminate his employment without Good Reason. If the Executive terminates the Executive’s employment with the Company without Good Reason: (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than Annual Salary and other benefits (but excluding any bonuses except as provided in the Bonus Plan) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the effective date of the termination of employment); and (ii) this Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights hereunder (except as provided in Section 7.14).

          5.2. Termination Without Cause; Termination for Good Reason; Failure to Renew Employment Agreement. The Company may terminate the Executive’s employment at any time for any reason or no reason and the Executive may terminate the Executive’s employment with the Company for Good Reason. If the Company or the Executive terminates the Executive’s employment and such termination is not described in Section 4 or Section 5.1, or if the Company, for any reason, does not renew this Agreement at the expiration of its Term, (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment or expiration of the Term other than Annual Salary and other benefits (but excluding any bonuses except as provided in the Bonus Plan and clause (ii) below) earned and accrued under this Agreement prior to the effective date of the termination of employment or expiration of the Term (and reimbursement under this Agreement for expenses incurred prior to the effective date of the termination of employment or expiration of the Term); (ii) the Executive shall receive (A) a cash payment equal to two (2) times the Executive’s Annual Salary (as in effect on the effective date of such termination or expiration) payable no later than 30 days after such termination or expiration and (B) for a period of one (1) year after termination of employment or expiration of the Term such continuing health benefits (including any medical, vision or dental benefits), under the Company’s health plans and programs applicable to senior executives of the Company generally as the Executive would have received under this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination or expiration (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits) it being expressly understood and agreed that nothing in this clause (ii)(B) shall restrict the ability of the Company to amend or terminate such plans and programs from time to time in its sole discretion; provided, however, that the Company shall in no event be required to provide such coverage after such time as the Executive becomes entitled to receive health benefits from another employer or recipient of the Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements); (iii) all outstanding unvested options held by the Executive shall vest and such options shall remain exercisable for one (1) year following termination or expiration (or, if shorter, the balance of the regular term of the options); and (iv) this Agreement shall otherwise terminate upon such termination of employment or expiration of the Term and the Executive shall have no further rights hereunder (except as provided in Section 7.14).

          6. Covenants of the Executive.

               6.1. Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company is the acquisition, ownership and management of a diversified portfolio of high-quality, single-tenant, freestanding properties leased to retail businesses (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material and substantial with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”); (ii) the Company knows of a limited number of persons who have developed the Company’s Business; (iii) the Company’s Business is, in part, national in scope; (iii) the Executive’s work for the Company and its subsidiaries (and the predecessors of either) has given and will continue to give the Executive access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. In light of the foregoing, during the Term and for a period of one year thereafter (and, as to Section 6.1 (b) and (d), at any time during and after the Executive’s employment with the Company and its subsidiaries (and the predecessors of either)):

                    (a) The Executive shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the Business of the Company in any state in which the Company conducts its Business. In the case of a termination by the Company without Cause or by the Executive for Good Reason, the preceding covenant shall expire on the date of termination; provided, however, that, notwithstanding the foregoing, the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (i) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (ii) the Executive is not a controlling person of, or a member of a group which controls, such entity and (iii) the Executive does not, directly or indirectly, own one percent or more of any class of securities of such entity.

                    b) The Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its subsidiaries (or any predecessor of either) (the “Confidential Company Information”), including, without limitation, information with respect to the Business and any aspect thereof, profit or loss figures, and the Company’s or its affiliates, (or any of their predecessors) properties, and shall not disclose such Confidential Company information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which (i) at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive, (ii) is clearly obtainable in the public domain, (iii) was not acquired by the Executive in connection with the Executive’s employment or affiliation with the Company, (iv) was not acquired by the Executive from the Company or its representatives or from a third-party who has an agreement with the Company not to disclose such information, or (v) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

                    (c) The Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) knowingly solicit or encourage to leave the employment or other service of the Company or any of its affiliates, any employee thereof or hire (on behalf of the Executive or any other person or entity) any employee who has left the employment or other service of the Company or any of its affiliates (or any predecessor of either) within one year of the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates, or (ii) whether for the Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates, relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Executive’s employment with the Company and its affiliates (or the predecessors of either) is or was a customer or client of the Company or any of its affiliates (or any predecessor of either).

                    (d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive concerning the Business of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request.

     6.2. Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages). The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

          7. Other Provisions.

               7.1. Severability. The Executive acknowledges and agrees that (i) the Executive has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

               7.2. Duration and Scope of Covenants. If any court or other decision maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

               7.3. Enforceability; Jurisdictions. The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by the Executive and the Company (or its affiliates, where applicable), other than those arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies provided under Section 6.2, shall be submitted to arbitration in Orlando, Florida in accordance with Florida law and the procedures of the American Arbitration Association. The determination of the arbitrators shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

               7.4. Attorneys’ Fees. In the event of any legal proceeding (including an arbitration proceeding) relating to this Agreement or any term or provision thereof, the losing party shall be responsible to pay or reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party in connection with such proceeding.

               7.5. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(i)	If to the Company, to: 400 East South Street
Suite 500
Orlando, Florida 32801
Attention: James M. Seneff, Jr.
Facsimile: (407) 648-8756

with a copy in either case to: Shaw, Pittman, Potts & Trowbridge
2300 N Street, N.W.
Washington, D.C. 20037
Attention: Thomas H. McCormick, Esquire
Facsimile: (202) 663-8007

(ii)	If to the Executive, to:
Kevin B. Habicht
901 Lake Catherine Drive
Maitland, Florida 32751 with a copy in either case to: Rogers & Wells
200 Park Avenue
New York, NY 10166
Attention: Jay L. Bernstein, Esq.
Facsimile: (212) 878-8527

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

               7.6. Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either).

               7.7. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

               7.8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

               7.9. Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.

               7.10. Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law. No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

               7.11. No Duty to Mitigate. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

               7.12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

               7.13. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

               7.14. Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6, 7.3, 7.4 and 7.10 and the other provisions of this Section 7 (to the extent necessary to effectuate the survival of Sections 6, 7.3, 7.4 and 7.10) shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

               7.15. Existing Agreements. Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit the Executive from executing this Agreement or limit the Executive’s ability to fulfill the Executive’s responsibilities hereunder.

               7.16. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

               7.17. Parachute Provisions. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 7.17) as if no excise taxes had been imposed with respect to Parachute Payments. The amount of any payment under this Section 7.17 shall be computed by a certified public accounting firm mutually and reasonably acceptable to the Executive and the Company, the computation expenses of which shall be paid by the Company. “Parachute Payment” shall mean any payment deemed to constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

     IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

COMMERCIAL NET LEASE REALTY, INC.
By:	/s/James M. Seneff, Jr.
Its:	Chief Executive Officer

By:	/s/Kevin B. Habicht
Kevin B. Habicht

PART II

AMENDMENT TO EMPLOYMENT AGREEMENT

(Kevin B. Habicht)

     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is dated as of January 1, 2003, by and between COMMERCIAL NET LEASE REALTY, INC., a Maryland corporation (hereinafter referred to as the “Company”), and KEVIN B. HABICHT (hereinafter referred to as the “Executive”).

RECITALS:

     A. The Company and the Executive have entered into that certain Employment Agreement effectively dated January 1, 1998 (the “Agreement”); and

     B. The Company and the Executive wish to amend the Agreement as more particularly set forth herein.

     NOW, THEREFORE, in consideration of the foregoing mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged by all the parties, it is agreed as follows:

TERMS:

     1. Definitions. Capitalized terms as set forth herein shall have the same definition as set forth in the Agreement.

     2. Modification of Section 5.2. Section 5.2 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 5.2:

          5.2 Termination Without Cause; Termination for Good Reason; Failure to Renew Employment Agreement. The Company may terminate the Executive’s employment at any time for any reason or no reason and the Executive may terminate the Executive’s employment with the Company for Good Reason. If the Company or the Executive terminates the Executive’s employment and such termination is not described in Section 4 or Section 5.1, or if the Company, for any reason, does not renew this agreement at the expiration of its Term, (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment or expiration of the Term other than Annual Salary and other benefits (but excluding any bonuses except as provided in the Bonus Plan and clause (ii) below) earned and accrued under this Agreement prior to the effective date of the termination of employment or expiration of the Term (and reimbursement under this Agreement for expenses incurred prior to the effective date of the termination of employment or expiration of the Term); (ii) except as otherwise provided in Section 5.3 below, the Executive shall receive (A) a cash payment equal to two (2) times the Executive’s Annual Salary (as in effect on the effective date of such termination or expiration) payable in twelve (12) equal monthly installments (plus interest on such unpaid amount at the Prime Rate, as hereinafter defined, commencing on the first day of the first calendar month following such termination or expiration and continuing on the first day of each calendar month thereafter until paid in full and (B) for a period of one (1) year after termination of employment or expiration of the term such continuing health benefits (including any medical, vision or dental benefits), under the Company’s health plans and programs applicable to senior executives of the Company generally as the Executive would have received under this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination or expiration (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits) it being expressly understood and agreed that nothing in this clause (ii)(B) shall restrict the ability of the Company to amend or terminate such plans and programs from time to time in its sole discretion; provided, however, that the Company shall in no event be required to provide such coverage after such time as the Executive becomes entitled to receive health benefits from another employer or recipient of the Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements); (iii) all outstanding unvested options held by the Executive shall vest and such options shall remain exercisable for one (1) year following termination or expiration (or, if shorter, the balance of the regular term of the options); and (iv) this Agreement shall otherwise terminate upon such termination of employment or expiration of the Term and the Executive shall have no further rights hereunder (except as provided in Section 7.14). As used herein, the term “Prime Rate” shall mean the prime rate of interest as published in the Wall Street Journal (or, if the Wall Street Journal is no longer published, a similar national business publication) from time to time.

     3. Addition of Section 5.3. Section 5 of the Agreement is hereby amended to add the following new Section 5.3:

               5.3 Change of Control. Immediately upon a “change of control”, as hereinafter defined, then the provisions of Section 5.2 (ii)(A) above shall be automatically modified to read as follows:

               ”. . . [(ii) except as otherwise provided in Section 5.3 below, the Executive shall receive] (A) a cash payment equal to two (2) times (x) the Executive’s Annual Salary (as in effect on the effective date of such termination or expiration) plus (y) the average of the Executive’s annual bonus compensation for the previous three (3) years (or such lesser period of time as the Executive has been employed by the Company if the Executive has not been so employed for three (3) previous years) payable no later than thirty (30) days after such termination or expiration and [B] . . . .”

               For the purposes hereof, the term “change of control” shall mean:

               (a) a “person” or “group” (which terms shall have the meaning they have when used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any corporation owned directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company) becomes (other than solely by reason of a repurchase of voting securities by the Company), the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of forty percent (40%) or more of the combined voting power of the Company’s then total outstanding voting securities; or

     (b) the Company consolidates with or merges with or into another corporation or partnership or conveys, transfers or leases, in any transaction or series of transactions, all or substantially all of its assets to any corporation or partnership, or any corporation or partnership consolidates with or merges with or into the Company, in any event pursuant to a transaction in which the outstanding voting stock of the Company is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding voting securities of the Company are changed into or exchanged for voting securities of the surviving corporation and (ii) the persons who were the beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own immediately after such transaction fifty percent (50%) or more of the total outstanding voting power of the surviving corporation, or the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

     4. Addition of Subsection (e) to Section 6.1. Section 6.1 of the Agreement is hereby amended to add the following new Subsection (e):

               (e) Notwithstanding anything set forth in this Section to the contrary, if at any time after a “change of control”, as defined above, (i) the Company or the Executive terminates the Executive’s employment and such termination is not described in Section 4 or Section 5.1, or (ii) the Company, for any reason, does not renew this agreement at the expiration of its Term, then the covenants set forth in this Section 6.1 shall expire and terminate immediately upon the expiration or earlier termination of this Agreement.

     5. Modification of Section 7.5. Section 7.5 of the Agreement is hereby amended to modify the notice addresses of the Company and the Executive as follows:

If to the Company, to:	450 South Orange Avenue
Suite 1400
Orlando, Florida 32801
Attention: James M. Seneff, Jr.
Facsimile: (407) 650-1011

     6. No Other Modifications. Except as specifically set forth herein, the Employment Agreement remains unmodified and in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

COMPANY: COMMERCIAL NET LEASE REALTY, INC.
By:	/s/Gary M. Ralston
Name:	Gary M. Ralston
Its:	President

EXECUTIVE:
By:	/s/Kevin B. Habicht
Kevin B. Habicht